Pricing Supplement No.  80   Dated March 25, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $110,000,000

CUSIP:  61687Y CN5

Trade Date:  March 25, 1998

Settlement Date:  March 30, 1998

Maturity Date:  March 30, 2000

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:   N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.96% ($109,956,000)

Interest Rate (per annum): Initially 5.82% per annum up to but excluding March 30, 1999; thereafter Prime minus 280 basis points with one day "Look Back" - i.e., the Prime Rate (as set forth in the H.15 (Telerate page 125)) applicable for each Interest Reset Date shall be the Prime Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Prime Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Prime Rate as of the close of business on Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.
Coupon and intermediation calculations rounded to five decimal places (as more fully described in the Prospectus Supplement referred to above).

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (  )  LIBOR (Telerate)        (  )  Other:
     (X )  Prime Rate *

* Interest rate up to but excluding March 30, 1999 shall be fixed at a rate of 5.82%.

Interest Payment Date(s): The first coupon, fixed at 5.82%, will be paid on March 30, 1999; thereafter interest will be paid quarterly on June 30, September 30, December 30 and March 30 of each year commencing June 30, 1999 and ending March 30, 2000. (All payment dates are subject to the Business Day convention described in the Prospectus Supplement).

Record Date(s):  ( X )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date
                 (  )  Other

Initial Interest Rate Per Annum:  5.82%

Interest Payment Period: (  )  Annual   (  )  Semi-Annual    (  )
Monthly    (  )  Quarterly    (X)  Other (Annual for the period
up to but excluding March 30, 1999; quarterly thereafter)

Interest Reset Periods:
     (X )  Daily  (commencing March 30, 1999)   (  )  Weekly
     (  )  Monthly    (  ) Quarterly
     (  )  Other
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the
Prospectus Supplement:   N/A

Interest Reset Date, if other than stated in the Prospectus
Supplement: Daily commencing March 30, 1999, with one day "Look Back" - i.e., the Prime Rate applicable for each Interest Reset Date shall be the Prime Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Prime Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Prime Rate as of the close of business on Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Calculation:
     (X )  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): minus 280 basis points  Spread Multiplier: N/A

Index Maturity: Prime                   Index Currency:   N/A

Maximum Interest Rate: N/A              Minimum Interest Rate: N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (  )  30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)
                        (X)  Actual/360

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination: $250,000 with $1,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:
Modified Payment Upon Acceleration:

Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:   N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):  (X )  U.S. Bank Trust National Association
                       (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities
Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.